Exhibit 99.1

FOR IMMEDIATE RELEASE
January 29, 2009 Contact: John B. Woodlief Vice President – Finance and Chief Financial Officer 704-372-5404

Ruddick Corporation Reports Results for the First Quarter of Fiscal 2009

CHARLOTTE, N.C.—January 29, 2009--Ruddick Corporation (NYSE:RDK) (the “Company”) today reported that consolidated sales for the first quarter of fiscal 2009 ended December 28, 2008 increased by 1.9% to $995 million from $977 million in the first quarter of fiscal 2008. The increase in consolidated sales for the quarter was attributable to sales increases of 3.6% at Harris Teeter, the Company’s supermarket subsidiary, that were partially offset by sales declines of 17.6% at American & Efird (“A&E”), the Company’s sewing thread and technical textiles subsidiary.

In the first quarter of fiscal 2009, consolidated net income was $22.9 million, or $0.47 per diluted share, compared to $23.3 million, or $0.48 per diluted share, in the prior year’s first quarter. The slight decrease in net earnings over the prior year was driven by an operating loss at A&E that was partially offset by operating profit improvement at Harris Teeter.

Harris Teeter’s sales increased by 3.6% to $928.9 million in the first quarter of fiscal 2009, compared to sales of $896.6 million in the first quarter of fiscal 2008. The increase in sales was attributable to incremental new stores and was partially offset by a comparable store sales decline of 2.12% for the quarter. Comparable store sales were negatively impacted by the timing of the New Year’s holiday which will be included in Harris Teeter’s second fiscal quarter of 2009. In the prior year, the New Year’s holiday was included in the first fiscal quarter. Management estimates that this shift in the holiday accounted for approximately 0.76% of the comparable store sales decline. Comparable store sales were also negatively impacted by changes in consumer buying habits created by the current economic environment. During the first quarter of fiscal 2009, Harris Teeter realized a higher percentage of sales of its lower priced store branded products and sales declines in more discretionary items such as floral and certain general merchandise.

During the first quarter of fiscal 2009, Harris Teeter did not open any new stores or close any existing stores, but completed the remodeling of 2 stores. Since the end of the first quarter of fiscal 2008, Harris Teeter has opened 13 new stores, closed 3 older stores (2 of which were replaced by new stores) and completed the major remodeling of 8 stores (3 of which were expanded in size). Harris Teeter operated 176 stores at December 28, 2008.

Operating profit at Harris Teeter in the first quarter of fiscal 2009 increased by 0.2% to $44.3 million (4.77% of sales), from $44.2 million (4.93% of sales) in the first quarter of fiscal 2008. Operating profit was impacted by new store pre-opening costs of $4.0 million (0.43% of sales) and $3.7 million (0.41% of sales) in the first quarter of fiscal 2009 and fiscal 2008, respectively. New store pre-opening costs fluctuate between reporting periods depending on the new store opening schedule.

Harris Teeter’s operating profit improved in spite of the comparable sales decline. Management was effective in initiating additional expense reduction programs to offset the incremental promotional activity designed to drive sales and respond to the changing consumer buying habits. The continued emphasis that Harris Teeter places on operational efficiencies, including waste containment, improved labor management and cost controls in support departments have provided the leverage to partially offset the incremental costs associated with Harris Teeter’s new store program (pre-opening costs and incremental start-up costs) and increased credit and debit card fees and other occupancy costs.

Thomas W. Dickson, Chairman of the Board, President and Chief Executive Officer of Ruddick Corporation commented that, “We, like everyone else, are facing unprecedented economic uncertainty, tumultuous market conditions, and a decreasing level of consumer confidence resulting in reduced consumer spending. We have continued to adjust our promotional spending in response to this change to encourage and drive customer loyalty and shopping visits. Even though our customers are purchasing fewer items per shopping visit, we experienced an average increase in active households of 0.28% per comparable store (based on our loyalty card data), evidence that we are growing our customer base in those stores. In addition, according to research data, we have increased our market share during the first quarter of fiscal 2009, in the aggregate for all of our markets. Although we are not pleased with our negative comparable store sales, our focus on store brands in our promotional activities has been well received by our customers and our store branded product penetration has increased approximately 23 basis points to 24.88%. At the same time, we improved our gross profit margin by 54 basis points and exceeded last year’s operating profit for the quarter. Our promotional activity has been effective in improving our comparable store sales trends over the past several weeks and we have realized some positive comparable store sales trends since the beginning of the second fiscal quarter.

We continue to position Harris Teeter for long-term success while taking into consideration the current economic environment and its impact on our capital expenditure program. We have reduced our fiscal 2009 capital expenditure plan by $29 million to $212 million and have revised our fiscal 2010 capital expenditures to approximately $150 million, 29% less than fiscal 2009. To support our growing store base in Virginia, Maryland and Washington, D.C., we have recently identified a site for a new distribution center outside of Fredericksburg, VA. Pending satisfactory due diligence, we anticipate construction in fiscal years 2011 and 2012 with an opening sometime in fiscal 2012. The estimated cost for the facility and equipment is approximately $100 million. The addition of this facility will result in significant transportation expense savings.”

A&E sales for the first quarter of fiscal 2009 decreased by 17.6% to $66.1 million from $80.1 million in the first quarter of fiscal 2008. Foreign sales accounted for approximately 56% and 55% of total A&E sales for the first quarters of fiscal 2009 and fiscal 2008, respectively. The recessionary environment has greatly impacted the automotive and retail apparel industries which impacted many of A&E’s customers, resulting in sales declines during the first quarter of fiscal 2009 in all of A&E’s operating regions, except for Asia.

A&E recorded an operating loss of $1.1 million for the first quarter of fiscal 2009, compared to operating profit of $0.2 million for the first quarter of fiscal 2008. As previously disclosed, operating profit for the first quarter of fiscal 2008 was favorably impacted by an expense reversal of approximately $0.9 million for costs associated with certain import duties levied against A&E’s operations in Mexico that had been previously accrued. Management continues to rationalize A&E’s operations in the Americas and focus on providing best-in-class service to its customers, while expanding its product lines throughout A&E’s supply chain.

Mr. Dickson said, “We remain committed to our strategic plan to transform A&E’s business from one that is dependent on the U.S. apparel industry to an Asian-centric global supplier of sewing threads and technical textiles. In this regard, we continue to consolidate our U.S. operations and grow our business in Asia. During the first quarter of fiscal 2009, A&E exercised its option to purchase an additional 14% ownership interest in Vardhman Yarns and Threads Limited (“Vardhman”) located in India, under the terms of the original joint venture agreement. This additional investment increased A&E’s total ownership interest to 49%. We have realized the benefits of this joint venture since our original investment in the third quarter of fiscal 2008. We will continue to evaluate A&E's structure to best position A&E to take advantage of opportunities available through its enhanced international operations.”

Consolidated capital expenditures for the Company during the first quarter of fiscal 2009 totaled $49.5 million and depreciation and amortization totaled $30.3 million. Total capital expenditures for the 13 weeks ended December 28, 2008, were comprised of $48.8 million for Harris Teeter and $0.7 million for A&E. During the first quarter of fiscal 2009, Harris Teeter made an additional net investment of $0.5 million ($2.8 million additional investments less $2.3 million received from property investment sales and partnership returns) in connection with the development of certain of its new stores. Additionally, A&E invested an additional $8.7 million in Vardhman and an additional $0.7 million in its joint venture in Brazil.

Harris Teeter’s continued improvement in operating performance and financial position provides the flexibility to continue with its store development program for new and replacement stores along with the remodeling and expansion of existing stores. Harris Teeter plans to open an additional 16 new stores (2 of which will replace existing stores) and complete the major remodeling on 1 additional store, which will be expanded in size, during the remainder of fiscal 2009. The new store development program for fiscal 2009 is expected to result in a 9.2% increase in retail square footage as compared to an 8.5% increase in fiscal 2008. The Company routinely evaluates its existing store operations in regards to its overall business strategy and from time to time will close or divest underperforming stores.

Harris Teeter’s capital expenditure plans entail the continued expansion of its existing markets, including the Washington, D.C. metro market area which incorporates northern Virginia, the District of Columbia, southern Maryland and coastal Delaware. Due to the current economic environment, Harris Teeter has reduced or delayed the number of new store openings originally planned for the current year, as well as fiscal 2010 and beyond. Real estate development by its nature is both unpredictable and subject to external factors including weather, construction schedules and costs. Any change in the amount and timing of new store development would impact the expected capital expenditures, sales and operating results.

Consolidated capital expenditures for the Company during fiscal 2009 are planned to total approximately $217 million, consisting of $212 million for Harris Teeter and $5 million for A&E. Such capital investment is expected to be financed by internally generated funds, liquid assets and borrowings under the Company’s revolving line of credit. The Company’s revolving line of credit provides substantially more liquidity than what management expects the Company will require through the expiration of the line of credit in December 2012.

The Company’s management remains cautious in its expectations for the remainder of fiscal 2009 due to the current economic environment and its impact on the Company’s customers. The Company will continue to refine its merchandising strategies to respond to the changing shopping demands as a result of the challenging economic environment. The retail grocery market remains intensely competitive and the textile and apparel environment faces additional challenges during this recessionary period. Further operating improvement will be dependent on the Company’s ability to continue to increase Harris Teeter’s market share, rationalize A&E’s operations, offset increased operating costs with additional operating efficiencies, and to effectively execute the Company’s strategic expansion plans.

This news release may contain forward-looking statements that involve uncertainties. A discussion of various important factors that could cause results to differ materially from those expressed in such forward-looking statements is shown in reports filed by the Company with the Securities and Exchange Commission and include: generally adverse economic and industry conditions; changes in the competitive environment; economic or political changes in countries where the Company operates; changes in federal, state or local regulations affecting the Company; the passage of future tax legislation, or any negative regulatory or judicial position which prevails; management's ability to predict the adequacy of the Company's liquidity to meet future requirements; volatility of financial and credit markets which would affect access to capital for the Company; changes in the Company's expansion plans and their effect on store openings, closings and other investments; the ability to predict the required contributions to the Company's pension and other retirement plans; the Company’s requirement to impair recorded goodwill; the cost and availability of energy and raw materials; the continued solvency of third parties on leases the Company guarantees; the Company’s ability to recruit, train and retain effective employees; changes in labor and employer benefits costs, such as increased health care and other insurance costs; the Company’s ability to successfully integrate the operations of acquired businesses; the extent and speed of successful execution of strategic initiatives; and, unexpected outcomes of any legal proceedings arising in the normal course of business. Other factors not identified above could cause actual results to differ materially from those included, contemplated or implied by the forward-looking statements made in this news release.

Ruddick Corporation is a holding company with two primary operating subsidiaries: Harris Teeter, Inc., a leading regional supermarket chain with operations in eight states along the eastern seaboard and the District of Columbia, and American & Efird, Inc., one of the world’s largest global manufacturers and distributors of industrial sewing thread, embroidery thread and technical textiles.

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Selected information regarding Ruddick Corporation and its subsidiaries is attached. For more information on Ruddick Corporation, visit our web site at: www.ruddickcorp.com.

RUDDICK CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	13 Weeks Ended
	December 28,	December 30,
	2008	2007
NET SALES
Harris Teeter	$928,927	$896,604
American & Efird	66,058	80,139
Total	994,985	976,743

COST OF SALES
Harris Teeter	640,578	623,177
American & Efird	53,564	62,533
Total	694,142	685,710

GROSS PROFIT
Harris Teeter	288,349	273,427
American & Efird	12,494	17,606
Total	300,843	291,033

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
Harris Teeter	244,042	229,192
American & Efird	13,595	17,376
Corporate	1,406	1,579
Total	259,043	248,147

OPERATING PROFIT (LOSS)
Harris Teeter	44,307	44,235
American & Efird	(1,101)	230
Corporate	(1,406)	(1,579)
Total	41,800	42,886

OTHER EXPENSE (INCOME)
Interest expense	4,889	4,961
Interest income	(77)	(90)
Investment loss	-	54
Minority interest	108	87
Total	4,920	5,012

INCOME BEFORE TAXES	36,880	37,874
INCOME TAXES	13,998	14,526
NET INCOME	$22,882	$23,348

NET INCOME PER SHARE
Basic	$0.48	$0.49
Diluted	$0.47	$0.48

WEIGHTED AVERAGE NUMBER OF SHARES OF
COMMON STOCK OUTSTANDING
Basic	47,892	47,853
Diluted	48,286	48,363

DIVIDENDS DECLARED PER SHARE - Common	$0.12	$0.12

RUDDICK CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(In thousands)
(unaudited)

	December 28,	December 30,
	2008	2007
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$21,752	$14,777
Accounts Receivable, Net	82,466	114,404
Inventories	318,307	304,146
Deferred Income Taxes	6,877	10,386
Prepaid Expenses and Other Current Assets	23,850	22,384
Total Current Assets	453,252	466,097
PROPERTY, NET	995,207	903,471
INVESTMENTS	155,669	101,837
DEFERRED INCOME TAXES	355	8,654
GOODWILL	8,169	8,169
INTANGIBLE ASSETS	25,703	27,044
OTHER LONG-TERM ASSETS	72,965	71,326

Total Assets	$1,711,320	$1,586,598

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Notes Payable	$8,355	$11,223
Current Portion of Long-Term Debt and Capital Lease Obligations	9,293	7,992
Accounts Payable	205,797	204,369
Dividends Payable	5,820	-
Federal and State Income Taxes	3,980	7,642
Deferred Income Taxes	328	64
Accrued Compensation	37,478	37,209
Other Current Liabilities	92,069	80,774
Total Current Liabilities	363,120	349,273

LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS	356,485	316,347
DEFERRED INCOME TAXES	11,766	1,195
PENSION LIABILITIES	44,407	64,619
OTHER LONG-TERM LIABILITIES	89,763	91,638
MINORITY INTEREST	6,055	5,796

SHAREHOLDERS' EQUITY
Common Stock	84,617	84,490
Retained Earnings	784,624	711,532
Accumulated Other Comprehensive Income (Loss), Net	(29,517)	(38,292)
Total Shareholders' Equity	839,724	757,730

Total Liabilities and Shareholders' Equity	$1,711,320	$1,586,598

RUDDICK CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	13 Weeks Ended
	December 28,	December 30,
	2008	2007
CASH FLOW FROM OPERATING ACTIVITIES
Net Income	$22,882	$23,348
Non-Cash Items Included in Net Income
Depreciation and Amortization	30,293	26,639
Deferred Income Taxes	671	(1,411)
Net Gain on Sale of Property	(211)	(273)
Share-Based Compensation	1,400	1,184
Other, Net	(321)	21
Changes in Operating Accounts Utilizing Cash	(36,455)	(52,644)
NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES	18,259	(3,136)

INVESTING ACTIVITIES
Capital Expenditures	(49,549)	(42,763)
Purchase of Other Investments	(12,263)	(789)
Proceeds from Sale of Property	2,069	487
Return of Partnership Investments	388	129
Investments in Company-Owned Life Insurance	(632)	(979)
Other, Net	48	(86)
NET CASH USED IN INVESTING ACTIVITIES	(59,939)	(44,001)

FINANCING ACTIVITIES
Net Payments on Short-Term Borrowings	(2,122)	(612)
Net Proceeds from (Payments on) Revolver Borrowings	36,100	(59,200)
Proceeds from Long-Term Debt Borrowings	1,650	100,000
Payments on Long-Term Debt and Capital Lease Obligations	(1,377)	(692)
Dividends Paid	-	(5,808)
Proceeds from Stock Issued	870	1,416
Share-Based Compensation Tax Benefits	238	1,257
Other, Net	(1,109)	(1,305)
NET CASH PROVIDED BY FINANCING ACTIVITIES	34,250	35,056

DECREASE IN CASH AND CASH EQUIVALENTS	(7,430)	(12,081)
EFFECT OF FOREIGN CURRENCY FLUCTUATIONS ON CASH	(577)	111
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	29,759	26,747

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$21,752	$14,777

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash Paid During the Period for:
Interest	$4,855	$5,681
Income Taxes	$674	$1,995
Non-Cash Activity:
Assets Acquired Under Capital Leases	$8,560	$19,276

RUDDICK CORPORATION
OTHER STATISTICS
December 28, 2008
(dollars in millions)

				Consolidated
	Harris	American		Ruddick
	Teeter	& Efird	Corporate	Corporation
Depreciation and Amortization:
1st Quarter	$26.4	$3.9	$-	$30.3

Capital Expenditures:
1st Quarter	$48.8	$0.7	$-	$49.5

Purchase of Other Investment Assets:
1st Quarter	$2.8	$9.4	$-	$12.2

Harris Teeter Store Count:				Quarter
Beginning number of stores				176
Opened during the period				-
Closed during the period				-
Stores in operation at end of period				176

				Quarter
Harris Teeter Comparable Store Sales Decrease				-2.12%

Definition of Comparable Store Sales:
Comparable store sales are computed using corresponding calendar weeks to account for the occasional extra week included in a fiscal year. A new store must be in operation for 14 months before it enters into the calculation of comparable store sales. A closed store is removed from the calculation in the month in which its closure is announced. A new store opening within an approximate two-mile radius of an existing store with the intention of closing the existing store is included as a replacement store in the comparable store sales measure as if it were the same store. Sales increases resulting from existing comparable stores that are expanded in size are included in the calculations of comparable store sales.